Exhibit 10.15

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”), dated November 9, 2018, is made by and between Eric L. Smith (“Executive”) and Armada Hoffler Properties, Inc. (together with its subsidiaries and affiliates, the “Company”). This Agreement shall be effective as of the last date this Agreement is signed below by the Parties (the “Effective Date”).

WHEREAS, the Company employed Executive as its Chief Operating Officer;

WHEREAS, the Company granted Executive certain equity awards under the Company’s 2013 Equity Incentive Plan (the “Incentive Plan”) and the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Amended Incentive Plan”);

WHEREAS, Executive is a participant in the Company’s: (1) Short Term Incentive Plan (the “STIP”) for the 2018 calendar year; and (2) the Executive Severance Benefit Plan (the “Severance Plan”) as a Tier II Participant (as defined in the Severance Plan);

WHEREAS, the Company and Executive have mutually agreed that Executive will voluntarily resign his employment with the Company effective November 12, 2018 (the “Separation Date”) on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties hereby agree as follows:

1.Separation Date and Accrued Obligations. After the Separation Date, Executive will not represent himself as being an employee, agent, or representative of the Company or any of its subsidiaries for any purpose. To the extent, if any, Executive remains an officer, director or manager of the Company or any of its subsidiaries as of the Effective Date, Executive is deemed to have resigned from all positions as an officer and director of the Company and its subsidiaries and is relieved of all of his duties and authority as an officer, director and manager of the Company and its subsidiaries as of the Effective Date. Regardless of signing this Agreement, on the first regularly scheduled Company payroll date following the Separation Date, Executive will receive his final paycheck, which shall include all salary earned through the Separation date. The Company has reimbursed or shall reimburse Executive for all reasonable business expenses incurred by him prior to the Separation Date in accordance with the Company’s expense reimbursement policy. Executive’s rights with regards to the equity awards will be, except as otherwise provided in Section 2(b) below, in accordance with the terms of the Incentive Plan and the Amended Incentive Plan and applicable award agreements.

2.Severance Benefits. In consideration for Executive’s execution and return of this Agreement and compliance with this Agreement (including but not limited to Sections 5, 6, 7, and 8), the Company will provide Executive with the following severance benefits (collectively, the “Severance Benefits”):

a.Continuation of Executive’s current base salary for twelve (12) months following the Separation Date (the “Severance”). The total Severance will be $334,775. The Severance shall be paid less all applicable deductions and withholdings in accordance with the Company’s regular payroll, with the first such installment to commence on the first Company payroll date following the Effective Date;

b.Executive’s 3,322 unvested shares of restricted stock under his Executive Stock Award Agreement dated March 3, 2017 and Executive’s 6,646 unvested shares of restricted stock under his Executive Stock Award Agreement dated March 3, 2018 shall vest on the Separation Date, and all of Executive’s other outstanding equity awards shall be forfeited as of the Separation Date;

c.If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following the Separation Date, then the Company shall pay the COBRA premiums necessary to continue his and his covered dependents’ health insurance coverage in effect on the Separation Date until the earliest of: (i) twelve (12) months following the Effective Date; (ii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with his new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.

3.General Release and Waiver.

a.In exchange for the Severance Benefits and other consideration under this Agreement, to which Executive would not otherwise be entitled, and except as otherwise set forth in this Agreement, Executive, on behalf of himself and, to the extent permitted by law, on behalf of his spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on his behalf (collectively, the “Executive Parties”), hereby generally and completely releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims Executive is releasing and waiving in this Agreement include, but are not limited to:

•	all Claims arising from Executive’s employment with the Company or the termination of that employment, including Claims for wrongful termination or retaliation;

•
all Claims related to Executive’s compensation or benefits from the Company, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits, including any Claims under the Severance Plan, STIP, Incentive Plan, and the Amended Incentive Plan;

•	all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

•	all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

•	all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

•
any other Claims of any kind whatsoever, from the beginning of time until the date Executive signs this Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

By way of example and not in limitation, Claims released include any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Virginians with Disabilities Act; the Virginia Human Rights Act, as amended; the Virginia Anti-Discrimination Act; all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act. Claims released further include, though also are not limited to, any Claims arising under the Incentive Plan, the Amended Incentive Plan, or the Severance Plan. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.
b.Protected Rights. Notwithstanding the foregoing, other than events expressly contemplated by this Agreement Executive does not waive or release rights or Claims that may arise from events that occur after the date this Agreement is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights Executive may have under applicable workers’ compensation laws. Nothing in this Agreement shall prevent Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other federal government agency, or similar state or local agency (“Government Agencies”). Executive further understands this Agreement does not limit his ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Executive’s right to receive an award for information provided to the Government Agencies, Executive understands and agrees that, Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights Executive may have to individual relief based on any Claims that Executive has released and any rights Executive has waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate Executive’s existing rights under any Company benefit plan, but it does waive, release and forever discharge Claims existing as of the date Executive executes this Agreement pursuant to any such plan or agreement.

4.Executive’s Acknowledgments and Affirmations. Executive also acknowledges and agrees that: (i) the consideration given to Executive in exchange for the waiver and release in this Agreement is in addition to anything of value to which Executive was already entitled; (ii) Executive has read this Agreement in its entirety and understands all of its terms; (iii) Executive has been advised to consult with an attorney before executing this Agreement; (iv) Executive knowingly, freely, and voluntarily assents to all of terms and conditions in this Agreement; and (v) subject to receving his final paycheck in accordance with Section 1 of this Agreement, Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which Executive is eligible, and have not suffered any on-the-job injury for which Executive has not already filed a Claim. Executive affirms that all of the decisions of the Company Parties regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Executive affirms that he has not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. Executive further affirms that he has no known workplace injuries or occupational diseases.

5.Return of Company Property. Prior to December 1, 2018, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Executive has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Darlene Farley. Continued receipt of the Severance Benefits described in Section 2 of this Agreement is expressly conditioned upon return of all Company property. The Company agrees to coordinate with Executive the return of his personal property currently in his office, as well as his personal files currently on his Company computer. The Company and Executive agree that they will use good faith efforts to coordinate the return Executive’s personal property, both tangible and electronic, prior to December 1, 2018.

6.Post-Termination Obligations. Executive acknowledges and agrees to comply with the following continuing obligations that extend beyond Executive’s Separation Date:

a.Covenant Against Competition. Executive agrees that for a period of one (1) year following the Separation Date, Executive shall not engage in any business which is competitive with the business of the Company or an Affiliate of the Company as of the Separation Date in the Restricted Territory. A business shall be deemed “competitive” with the business of the Company or an Affiliate if its business consists of or includes the type or line of business engaged in by the Company or any Affiliate as of the Separation Date and is conducted, in whole or in part, in the Restricted Territory. For the purpose of this Agreement, the “Restricted Territory” is the state of North Carolina, the state of Maryland, the Commonwealth of Virginia, and the District of Columbia. Executive shall be deemed to “engage in a business” if Executive is providing services similar to those he provided to the Company and he: (i) participates, directly or indirectly, in such business as a director, officer, stockholder, employee, salesman, partner or individual proprietor, (ii) acts as a paid consultant, representative or advisor to such business, (iii) participates in such business as an investor (whether through loans, contributions to capital or otherwise) or has a controlling influence over such business, or (iv) permits his or her name to be used by or in connection with such business; provided, however, that this Section 6(a) shall not preclude Executive from (a) purchasing property provided he has received prior written confirmation from the Company’s Chief Executive Officer that it is not pursuing that property; (b) purchasing property that the Company is selling and the Company’s Chief Executive Officer provides prior written authorization for such purchase; (c) purchasing securities that are listed on a national securities exchange of any entity that is competitive with the Company or an Affiliate, provided that Executive may not beneficially own more than five percent (5%) or more of any class of such securities. For the purposes of this Agreement, “Affiliate” means any entity, which is controlled by, or is under common control with the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). The term “control” shall mean ownership of fifty percent (50%) or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

b.Covenant Against Solicitation. Executive agrees that for a period of one (1) year following the Separation Date, Executive shall not, directly or indirectly through another person or entity: (i) solicit any employee of the Company or an Affiliate to leave the employ of the Company or Affiliate to perform similar services that the employee provided to the Company or Affiliate to another, or in any way interfere with the relationship between the Company or its Affiliate, on the one hand, and any employee thereof, on the other hand; (ii) hire any person who was an employee of the Company or an Affiliate to perform similar services that the employee provided to the Company or Affiliate to another, until one year after such individual’s employment relationship with the Company and its affiliates has been terminated; or (iii) induce or attempt to induce any customer, client, supplier, contractor or other business relation of the Company or an Affiliate who the Executive was aware of as of the Separation Date to cease doing business with the Company or an Affiliate or in any way interfere with the relationship between any such customer, client, supplier, contractor or business relation, on the one hand, and the Company or its Affiliate, on the other hand.

c.Covenant Regarding Confidentiality. Executive agrees that he shall not at any time use or divulge, furnish or make accessible to anyone without the written consent of the Company any Confidential Information of the Company or any Affiliate. This Section 6(c) shall not apply to information that is or becomes generally available to the public other than as a result of a disclosure by the Executive or his representatives. For the purposes of this Agreement, “Confidential Information” means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by Executive before the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company and its Affiliates, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Confidential Information includes, but is not limited to, the following types of information and materials of the Company and its Affiliates: (i) research, development, technical or engineering information, know-how, data processing or computer software, programs, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, files, photographs, results, specifications, trade secrets, Inventions (as defined below), discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, instruments, machinery, equipment, processes, formulas, algorithms, methods, techniques; (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; and (iv) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers.

d.Notwithstanding anything in this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret if it is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.Confidentiality. Executive agrees that the provisions of this Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement to his immediate family; (b) Executive may disclose this Agreement in confidence to his attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Executive may disclose this Agreement insofar as such disclosure may be required by law. Nothing in this Section or this Agreement restricts or impedes Executive from exercising protected rights, including rights under the National Labor Relations Act or the federal securities laws, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

8.Non-Disparagement. Executive agrees to not disparage the Company, and the Company’s directors, officers, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information from a government agency or when required by law or legal process. Executive agrees to refer all potential employment reference inquiries to the Company’s Chief Executive Officer, Lou Haddad, who, in accordance with Company’s neutral-reference policy, will provide only Executive’s dates of employment and positions held while employed. The Company agrees to provide Executive with the language it will use to disclose his separation in its public filing prior to the Company filing the public disclosure.

9.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

10.Breach. Executive agrees that upon any breach of this Agreement Executive will forfeit all amounts paid or owing to him under this Agreement. Further, Executive acknowledges that it would be difficult or impossible to assess the damages caused by his violation of the terms of Sections 5, 6, 7, and 8 of this Agreement and further agrees that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. Executive therefore agrees that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon Executive’s breach of this Agreement, the Company shall be entitled to an injunction to prevent Executive from violating or breaching this Agreement. Executive agrees that any breach or threatened breach by Executive shall give the Company the right to suspend or discontinue any Severance Benefits as well as to recover any Severance Benefits previously paid under this Agreement. Executive agrees that if the Company is successful in whole or part in any legal or equitable action against him under this Agreement, Executive agrees to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

11.Arbitration. Except for actions pursuant to Section 10 of this Agreement, the parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment with the Company shall be solely, exclusively and finally settled by binding arbitration in Virginia Beach, Virginia. The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its National Rules for the Resolution of Employment Disputes. The location for the arbitration shall be Virginia Beach, Virginia. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of the Company and Executive. If Executive and the Company are unable to agree on an arbitrator within fifteen (15) days of written notice of the dispute, the arbitrator shall be selected in accordance with then current National Rules for the Resolution of Employment Disputes. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The decision of the arbitrator as to any claim or dispute shall be final, binding, and conclusive upon the Company and Executive. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

12.Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement instead of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems necessary to carry out the intent and agreement of the parties as embodied in this Agreement to the maximum extent permitted by law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within the Commonwealth of Virginia, without regard to conflicts of laws principles. Any action or proceeding by the Company to enforce Section 10 of this Agreement or to enforce an arbitration award under Section 11 shall be brought only in any state or federal court located in Virginia Beach, Virginia. The parties hereby irrevocably submit to the exclusive jurisdiction of those courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

13.Executive’s Acknowledgment. By Executive’s signature below, Executive acknowledges each of the following: (a) Executive has read this Agreement or has been afforded every opportunity to do so; (b) Executive is fully aware of the Agreement’s contents and legal effect; (c) Executive has reviewed, or has had the opportunity to review, this Agreement with legal counsel of his choosing; and (d) Executive has chosen to enter into this Agreement freely, without coercion and based upon his own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement.

14.Tax Withholding and Section 409A. All amounts paid under this Agreement shall be paid less all applicable federal, state and local tax withholdings and any other withholdings required by any applicable jurisdiction. It is intended that the terms of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and related Treasury regulations (“Section 409A”) or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly; provided, however, that the Company, the Company’s affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and payments of continued salary pursuant to Section 2(a) are intended to constitute a series of separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.

Signature Page Follows

Armada Hoffler Properties, Inc.
By: /s/ Lou Haddad
Name: Lou Haddad
Title: Chief Executive Officer

11/9/18
Date

Eric L. Smith

/s/ Eric L. Smith
Signature
11/9/18
Date